Exhibit 10.2

This Master Purchase Agreement is made as of February 14, 2006 (“Effective Date”) between SUN MICROSYSTEMS, INC., a Delaware corporation with its address at 4150 Network Circle, Santa Clara, CA 95054 (“Sun”) and Rainmaker Systems, Inc., a Delaware corporation with its address at 900 East Hamilton, Suite 400, Campbell, CA 95008 (“Supplier”).

1. Scope.

1.1 Entire Agreement. The Exhibits, Attachments, Purchase Order(s), Statement(s) of Work and such other documents attached to or referred to herein (the “Ancillary Documents”), together with this Master Purchase Agreement constitute the parties’ entire agreement relating to its subject matter (collectively, “Agreement”). This Agreement cancels and supersedes all prior and contemporaneous oral and written communications between the parties and prevails over any conflicting or additional terms contained in any such document or communication between the parties relating to its subject matter. The Exhibits that are part of this Agreement as of the Effective Date are the ones checked below:

    X     Hosting Services Exhibit;

The following Attachments are made a part of and are hereby incorporated by reference to this Agreement:

Attachment I — Contractor Travel Guidelines;

Attachment 2— Invoicing Requirements;

Attachment 3— Worker Confidentiality and Assignment Agreement; and

Attachment 4— Change Order Form.

1.2 Modifications. During the Term, the parties may add one or more additional Exhibits or other Ancillary Documents to this Agreement and otherwise modify this Agreement by mutual written agreement or as otherwise expressly provided herein. No contrary or additional pre-printed terms contained in any form quote, purchase order, statement of work, acknowledgment, or other correspondence or writing by either party shall in any way modify or alter the terms of this Agreement unless in writing and manually signed by each part/s authorized representative with reference to this Agreement.

1.3 Order of Precedence. In the event of a conflict between the documents comprising this Agreement, the order of precedence and control shall be: (a) this Master Purchase Agreement; (b) the Attachments; (c) the Exhibit(s); (d) Change Order(s); (a) Statement(s) of Work or Purchase Order(s) (subject to Section 1 .2); and (f) other documents. Notwithstanding the foregoing, if an Exhibit expressly states that one or more of its terms shall apply despite contrary language in this Master Purchase Agreement, then such term or terms of the Exhibit shall control with respect to the Deliverables provided pursuant to such Exhibit.

2. Definitions. In addition to other terms defined in this Agreement the following terms have the following meanings:

1. “Acceptance” means Sun’s -written confirmation of its satisfactory testing, evaluation and/or inspection of Deliverables pursuant to criteria set forth by the applicable Ancillary Documents such as a Statement of Work.

2. “Affiliated Company” means, in relation to either part any entity: (a) which is owned 50% or more by that party; or (b) over which that party exercises management control: or

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c) which is under common control with that party; or (d) which owns 50% or more of that party’s voting securities. For the purposes of the foregoing control means the right to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

3. “Applicable Laws” means all applicable laws, statutes, regulations, rules and ordinances.

4. “Change Order” means a change order document in the form attached hereto as Attachment 4, which when manually signed by authorized representatives of both parties, modifies a Statement of Work or the terms of any Purchase Order pursuant to Section 3.3 of this Agreement.

5. “Confidential Information” means Sun Confidential Information, Supplier Confidential Information, or both, as required by context.

6. “Deliverables” means all of the applicable Hardware, Software, Documentation, Services and any other work products, milestones, technologies, original works, documents, information, things, designs, designations, discoveries, inventions, data whether in computer readable form or otherwise, methods, formulae, tools, computer programs (including source code) and any other items to be delivered by Supplier to Sun pursuant to this Agreement.

7. “Documentation” means all documentation or reference materials relating to or associated with items provided by Supplier to Sun under this Agreement whether currently existing or created in the future, and whether in written or electronic form, including without limitation any specifications, technical manuals, user manuals, training materials and consulting materials.

8. “Hardware” means any or all of the following provided by Supplier to Sun, as applicable: (a) equipment manufactured by Supplier; (b) any equipment manufactured by an original equipment manufacturer as may accompany or be integrated into the equipment manufactured by Supplier; and (c) equipment manufactured by Supplier’s Affiliated Companies or a Third Party which Supplier has the right to resell and provide to customers.

9. “Intellectual Property Rights” means all worldwide common law or statutory (a) patents, patent applications, and patent rights; (b) rights associated with original works, authorship, moral rights, copyrights and all its exclusive rights; (c) rights relating to the protection of trade secrets and confidential information, (d) rights associated with designs, industrial designs, and semiconductor design: (e) rights analogous to those set forth above and any and all other industrial or intellectual property rights; and (f) registrations, divisions, continuations, continuations-in-part, renewals, reissues, reexaminations, and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired. Intellectual Property Rights excludes Trademarks (as defined below).

10. “Invoice” means any undisputed invoice issued by Supplier consistent with the provisions of Attachment 2 with reference to this Agreement and an applicable Purchase Order number.

11. “Purchase Order” means any valid purchase order issued by Sun with reference to and consistent with this Agreement requesting any Deliverables from Supplier, and specifying the Deliverables’ type, quantity, purchase price, delivery dates and delivery location.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

12. “Services” means any service, labor, engineering, programming, management assignment, project, consulting, development, work and any other activity performed by Supplier pursuant to a Statement of Work.

13. “Software” means Supplier’s programs, codes, algorithms, development tools, formulae, libraries, computer programs or applications (whether in source or object code), and any other licensed products and accompanying Documentation provided by Supplier to Sun.

14. “Specifications” means all applicable functional, operational, and other performance requirements, specifications and standards set forth or referenced in applicable Documentation or an applicable Ancillary Document.

15. “Statement(s) of Work” or “SOW(s)” means a document authored and approved by Sun, usually labeled “Statement of Work,” that describes the Services, including as applicable, a description of Deliverables that Supplier will provide to Sun under this Agreement.

16. “Subcontractors” mean Third Parties retained by Supplier to perform all or portions of the Services as permitted by this Agreement.

17. “Sun Confidential Information” means any and all: (a) confidential or proprietary information which is disclosed to or made available to Supplier, which Supplier creates on behalf of Sun, or which Supplier otherwise becomes aware of, pursuant to this Agreement including but not limited to documents relating to observations by Supplier; (b) information regarding Sun’s technology, strategy, operations, internal corporate information, business organization, finances, dealings, transactions or affairs, customers, sources of supply, personnel, methods and procedures; (c) Deliverables (excluding Supplier Pre-existing Work); and (d) the terms, conditions and existence of this Agreement. Without limiting the foregoing, Sun Confidential Information includes confidential information relating to but not limited to Sun’s processes, specifications, methods, designs, formulae, technology, trade secrets, know how, systems, methods and any information contained in any Sun documentation, guides, or computer software or any information maintained in computer readable format

18. “Sun Trademarks” means Sun’s name, logo and any and all other Trademarks owned or under Sun’s control.

19. “Supplier Confidential Information” means confidential or proprietary information disclosed in writing or other tangible means by Supplier to Sun pursuant to this Agreement and conspicuously identified or marked as confidential or proprietary information, which may include Supplier’s processes, specifications, methods, designs, formulae, technology, trade secrets, know how, systems, methods and any information contained in any Supplier documentation, guides, or computer software or information maintained in computer readable format Supplier Confidential Information excludes Sun Confidential Information.

20. “Supplier Pre-existing Work” means Supplier’s (or, if applicable, its suppliers or licensor’s) products, services, technologies, original works, documents, information, things, designs, designations, discoveries, inventions, data whether in computer readable form or otherwise, methods, formulae, tools, computer programs (including source code)

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

and other items that are possessed, used, made, created, authored, conceived, invented, disclosed or developed by Supplier prior to the Effective Date or not covered by another agreement between Sun and Supplier, as evidenced by contemporaneously produced documentation provided to Sun in the event of a dispute. Supplier Pre-existing Work includes such Hardware, Software and Documentation that the Supplier does not make, create, conceive, invent or develop pursuant to this Agreement.

21. “Term” means the duration for which this Agreement is in effect as set forth in Section 14.1.

22 “Third Party” means parties or entities other than Sun, its employees and contractors, Sun’s Affiliated Companies, or Supplier or its employees.

23. “Trademarks” means worldwide common law or statutory rights related to the possession, use or exploitation of signs, trademarks, service marks, trade dress and related goodwill,

24. “Workers” means all individuals, Subcontractors and Subcontractors’ employees provided by Supplier to perform Services or provide or develop Deliverables.

3. Performance of Obligations.

3.1 Purchase Orders. Sun may from time to time purchase Deliverables from Supplier by issuing a Purchase Order setting forth the Deliverables to be provided. Supplier shall use all commercially reasonable efforts to accept each such Purchase Order by acknowledging acceptance in writing to Sun or by commencing performance under the Purchase Order with written notice to Sun, in either case within **** after issuance of a Purchase Order. If Supplier does not notify Sun of its rejection in writing within such time period the Purchase Order shall be deemed accepted. Prior to issuance of the Purchase Order, Sun may provide Supplier with requests for proposals or quotes (“RFP(s)”) or (“RFQ(s)”) or other documentation or communication, soliciting a quote from Supplier. Notwithstanding any such document Sun will only be committed to purchase Deliverables, and Supplier will only be committed and authorized to provide Deliverables, when Sun has tendered and signed a SOW or Purchase Order to Supplier in accordance with this Agreement. Supplier acknowledges and agrees that time is of the essence with respect to all provisions of this Agreement including any Ancillary Document, that specifies a time for Supplier’s performance or delivery.

3.2 Affiliate Purchases. Sun’s Affiliated Companies may issue Purchase Orders pursuant to this Agreement to Supplier, and Supplier agrees to honor such Purchase Orders as if placed by Sun. Supplier acknowledges and agrees that (a) the terms and conditions of this Agreement shall fully apply with respect to such Purchase Orders with its Affiliated Company being considered to be Sun for such purposes, and (b) each such Affiliated Company shall be solely responsible with respect to its own Purchase Orders and Supplier will look solely to such Affiliated Company for payment and fulfillment of other obligations of such Affiliated Company pursuant to such Purchase Orders,

3.3 Change Orders.

3.3.1 Issuance of Change Order. From time to time, Sun may issue Change Orders. No modified fees, performance requirements, or other changes to a SOW or Purchase Order shall be deemed effective unless embodied in a Change Order duly issued by Sun, and accepted by Supplier as provided in this paragraph. Supplier will not undertake any changes in any Deliverables without a Change Order. The modified terms set forth in an

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable Change Order will be deemed effective **** after Supplier’s receipt of such Change Order unless, within such time period, Supplier notifies Sun in writing that Supplier does not accept such Change Order as written, and specifies alternate pricing, delivery dates, or other terms that the Supplier would propose in order to accept such Change Order. In such event, Sun and Supplier will promptly negotiate any open Issues in good faith, and if agreement is reached Sun will issue a revised Change Order confirming the parties’ agreement. If, after such negotiations, Sun and Supplier do not reach agreement on the Change Order, the applicable Statement of Work or Purchase Order shall remain unchanged unless and until another Change Order is issued and agreed to by the parties, or Sun cancels the Purchase Order pursuant to Section 3.4 below.

3.3.2 Chances Due to Delays. With respect to any Services provided under this Agreement as set forth in an applicable SOW, in the event that Supplier anticipates at any time that it will not reach one or more milestones, or complete one or more Services, within the prescribed timetable or budget due solely to the fault of Sun, Supplier shall immediately so inform Sun by written notice which explains the reason for the change, and submit proposed revisions that reflect Supplier’s best estimates of achievable timeframes or budget using reasonable efforts. The parties will cooperate in good faith to agree to acceptable terms for a Change Order to be issued by Sun, as described above, which will include any necessary corresponding adjustments to payments and other terms. In no event shall Supplier exceed funding levels authorized by Sun without a Change Order.

3.4 Cancellations. Sun may **** cancel any Purchase Order upon **** prior to Supplier commencing the performance of applicable Services or prior to Supplier’s reasonable procurement of materials needed specifically for fulfillment of such Purchase Order. After Supplier commences performance of applicable Services or reasonably procures materials specifically needed to fulfill a Purchase Order, Sun may cancel such Purchase Order **** and in that event, (a) if Supplier delivers all such materials (including applicable Deliverables as then-completed) to Sun if requested and otherwise complies with this Agreement, Sun agrees to pay Supplier for Services rendered by Supplier prior to the termination date (as calculated on a pro rats basis based on completion of Deliverables and pursuant to amounts specified in the Purchase Order or SOW), **** All such costs and expenses must be set forth in written documentation and provided to Sun, along with an Invoice, in accordance with this Agreement in order to be eligible for payment.

3.5 Workers.

3.5.1 Supplier Responsibility. Supplier will be solely responsible for paying Workers for Deliverables and will pay such Workers promptly (including reimbursing all agreed-upon expenses), and in accordance with all Applicable Laws, including without limitation state and federal wage and hour laws.

3.5.2 No Sun Benefits. Irrespective of how Supplier is compensated by Sun, it is the intent of the parties that no Worker will be eligible for any Sun-sponsored benefits, including, but not Limited to, paid vacation, sick leave, medical insurance, employee stock purchase plans, bonuses, awards or 401k participation.

3.5.3 Worker Removal. Sun may at any time, with or without cause, require Supplier to remove any Worker from Sun’s premises or to otherwise replace a Worker assigned to

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

perform Services. Sun’s sole liability and responsibility in connection with the replacement or removal of a Worker will be to pay Supplier for Services actually performed by Worker. Supplier shall not interpret Sun’s request for removal from Sun’s premises as a request for Supplier to discipline or discharge the Worker.

3.5.4 No Hire Agreement. During the term of the Agreement, including any extensions thereof, and for a period of 1 year after the termination of this Agreement, neither party will solicit employment of or employ directly or indirectly, any employee of the other party who was or is an employee at any time during the term.

3.5.5 Worker Training and Qualification. Supplier shall provide normal and customary supervision and training for its Worker to assure competent performance of the Services. Supplier shall be responsible having its Workers use means, methods, techniques, sequences and procedures of work (whether by act or omission) consistent with the terms of this Agreement and industry best practices for the Services being provided hereunder. Supplier shall enforce strict discipline and good order among its Worker at all times. Supplier shall only employ Workers that are duly fit, skilled and qualified for each position.

3.6 Use of Subcontractors. Unless otherwise stated in an Ancillary Document Supplier may use Subcontractors in the performance of Supplier’s obligations pursuant to this Agreement. If Sun determines, in good faith, that the Subcontractor does not qualify as an independent contractor under federal or state income tax laws, Supplier may hire the Subcontractor as an employee or refer the Subcontractor to a Sun approved payroll service as a condition of utilization of the Subcontractor. Notwithstanding any of the foregoing, (a) Supplier shall remain fully and solely responsible and liable for proper performance of all Supplier obligations under this Agreement, and (b) Supplier shall ensure that all such Subcontractors are informed of and agree in writing to comply with all applicable terms and conditions of this Agreement. Sun shall have the right to require, pursuant to the applicable Exhibit or other Ancillary Document, that Subcontractors execute any other appropriate documentation as may be requested by Sun prior to any use of such Subcontractor by Supplier.

3.7 Delivery Terms. Delivery shall occur upon Sun’s actual receipt from Supplier of the Deliverables, which Supplier will deliver to Sun pursuant to the timetables set forth on an applicable Purchase Order or SOW, pursuant to Sun’s written instructions. Supplier agrees that Sun’s Acceptance shall occur upon Sun’s delivery of written confirmation to Supplier unless otherwise stated in an Exhibit. Unless Sun otherwise expressly authorizes in a Purchase Order, all deliveries shall be F.O.B. Sun’s named destination, (or in the case of international shipments, Delivered Duty Paid (DDP) (Incoterms 2000) Sun’s named destination), with title and risk of loss passing to Sun upon delivery. The parties acknowledge that certain intangible Deliverables such as Software, may be delivered by electronic software transfer (“EST”). Delivery of such Deliverables by EST is available to Sun’s domestic United States business locations. Upon notice to Supplier, Sun may elect to receive Deliverables by EST and Supplier agrees to deliver the Deliverables to Sun by EST to the address specified by Sun.

3.8 Quality Assurance; Acceptance Procedures. All Services are subject to regular reviews and inspection by Sun both during Seller’s performance of such Services and after completion thereof (“Quality Assurance.). Sun may conduct such Quality Assurance

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

inspections and reviews of the Services at any time, with or without notice. The parties acknowledge and agree that the Quality Assurance performed by Sun shall not be a substitute for Supplier’s own obligation to maintain its internal quality control and quality assurance review and inspections by Supplier. The parties further acknowledge that Sun’s failure to conduct any Quality Assurance inspections or reviews shall not constitute a waiver thereof or acknowledgment thereby that Supplier’s Services are in conformance with this Agreement, including any Ancillary Document. During the term of this Agreement, Supplier shall maintain its own quality assurance and internal control systems in order to ensure that all Services are performed in accordance with this Agreement ****

4. Invoices. All correspondence from Supplier regarding this Agreement must reference this Agreement and the applicable Purchase Order number. All Invoices and reimbursements are subject to the terms and conditions set forth in the attached Contractor Travel Guidelines and Invoicing Requirements and, without limiting the same, will be subject to adjustment by Sun for: (a) errors, shortages, and/or rejected Deliverables, and (b) the amount of all good faith claims for amounts due to Sun by Supplier relating to this Agreement. All Invoices shall itemize all charges in reasonable detail for Sun to audit Invoices and Purchase Orders against Deliverables.

5. Payment Terms.

5.1 Prices and Fees. All prices and fees shall be explicitly set forth in either an Exhibit or Statement of Work or Purchase Order. Prices and fees may not be changed unless otherwise agreed to in writing by Sun or set forth pursuant to procedures in the applicable ancillary documents (including as a result of a Change Order) or as set forth below. If, during the Term reduced prices are put into effect by Supplier for Services being provided to Sun, Supplier shall provide such reduced pricing to Sun and apply such reduced prices to any of Sun’s purchases not yet delivered and to all subsequent purchases by Sun under applicable Statements of Work or Purchase Orders. Sun will only reimburse Supplier’s travel related expenses which comply with the Contractor Travel Guidelines.

5.2 Payment.

5.2.1 Terms of Payment. Sun’s payment will be **** from receipt of Supplier’s Invoice by Sun’s Accounts Payable Department **** All payments issued by Sun will be made by electronic funds transfer (“EFT”), which Supplier hereby agrees is an acceptable method of payment. ****

5.2.2 ****

5.3 Disputed Payments. Any disputed invoice is subject to the Invoicing Requirements and will be settled pursuant to the procedures set forth therein.

5.4 Taxes.

5.4.1 Tax Responsibilities. Supplier will solely be responsible for payment of all federal, state and local taxes due as a result of the performance of Services or the provision of Deliverables under this Agreement except as otherwise provided in this paragraph. Supplier will report as income all compensation received hereunder. Supplier represents and warrants each Worker, except Subcontractors permitted under Section 3.6, has executed a Federal W-4 Withholding Allowance Certificate and an equivalent state personal income tax withholding form (if required). Supplier will issue and file an

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

accurate Form W-2 Withholding Allowance Certificate and an equivalent state personal income tax withholding form (if required). Supplier will issue and file accurate Form W-2 Wage and Tax Statements annually for each employee Worker and Form 1099 Statements for each Subcontractor. In no event will Sun be liable to pay sales or use tax in connection with any Deliverables unless Sun has agreed in writing to be liable for such taxes and such taxes are separately stated on Supplier’s Invoice.

5.4.2 Structure of Transaction. To the extent legally permissible, the parties agree to utilize reasonable efforts to minimize Sun’s liability for taxes and to structure the provision and receipt of Deliverables, as the case may be, in such a fashion as to minimize any sales, use, value added, withholding and similar taxes payable by Sun.

6. Compliance.

6.1 Sun’s Policies and Procedures. In connection with this Agreement, Supplier shall comply with and cause its Workers to comply with all of Sun’s policies and guidelines as delivered or made available by Sun to Supplier, including each of the following without limitation:

(a) Sun’s security policies available by webs site at

[http://www.sun,comfservjce/sunpslsecuritv/securitvpolicvservices.html];

(b) Sun’s privacy policies available by website at [http:www.sun.corninprivacy];

(c) Sun’s Contractor Travel Guidelines attached hereto as Attachment 1;

(d) Sun’s trademark policies available by website at

http:www.sun.com/policies/trademarks;

and

(e) Sun’s standards of business conduct available by website at

[http:www.sun.comiabpjgsunfsbc/index.html.]

From time to time, Sun may update, modify or alter each of the foregoing policies and therefore it is the sole responsibility of Supplier to regularly visit such websites and/or review such policies in order to ensure its and its Workers’ compliance with Sun’s most current policies and guidelines. If such policies are only available in physical form, Sun agrees to deliver physical copies of such policies to Supplier, upon Supplier’s request.

6.2 Compliance with Laws.

6.2.1 Applicable Laws. In connection with the performance of this Agreement, Supplier shall obtain all required permits and licenses and comply with, and cause its Workers to comply with, all Applicable Laws, including, but not limited to: (a) laws related to employee health and workplace safety; (b) laws related to income tax withholding; (c) laws related to non-immigrant workers’ visas; (d) all US. and foreign import and export laws and regulations (as further provided in Section 6.3); (e) laws related to discrimination, harassment privacy and other prohibited practices in employment; (f) laws related to public health and safety and protection of the environment or use of hazardous materials; (g) laws related to work permits, training, licensure, or professional certification; and (h) laws requiring permits for specific work or services. Supplier will comply with the provisions of the Equal Opportunity Clause set forth in 41 CFR 60-1.4(a) and Executive Order 11246 (as amended). In connection with this Agreement Supplier further agrees that it shall not discriminate in any manner against any individual because of race, religion, national origin, color, age, sex, sexual orientation, marital status, pregnancy, physical or mental disability, veteran status, or any other classification protected by applicable local, state or federal employment discrimination laws. Supplier and its Workers shall do nothing to cause Sun to be in breach of any Applicable Laws.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2.2 Immigrant Workers. Supplier will only assign Workers who have a current legal right to (a) work in the country where they will be assigned and (b) work with respect to the Deliverables to which they will be assigned. Supplier assumes all responsibility for compliance with immigration laws and other Applicable Laws, including export control laws, with respect to the Workers it assigns pursuant to this Agreement. Supplier shall verify the identity and work authorization of each of its Workers, and shall keep a record of that verification for audit by Sun.

6.3 Export Control. The parties acknowledge and understand that the Deliverables may be subject to regulation by agencies of the U.S. Government including the Department of State and Department of Commerce, and/or any foreign government or regulatory body, which prohibit export or diversion of certain technical products, data or services (“controlled technologies”) to certain individuals or countries. This prohibition includes providing or giving access to such controlled technologies (including without limitation such items that have been identified by the U.S. Export Administration Regulations and the International Traffic in Arms Regulations (ITAR). The parties acknowledge that providing controlled technologies to certain foreign nationals located in the United States may be deemed by the U.S. Government as equivalent to exporting that controlled technology to a foreign country, including embargoed or restricted countries (‘Prohibited Foreign Nationals”). The parties shall comply in all respects with all export and re-export restrictions applicable to the Deliverables. Supplier shall obtain all necessary licenses to export, re-export, or import any information received from Sun as may be required under Applicable Laws. Supplier will not, directly or indirectly, export or direct the Deliverables, any information provided by Sun (including Sun Information) under this Agreement or any other items covered by this Agreement, or any products therefrom, to any embargoed or restricted country identified in the U.S. export laws. Supplier shall ensure that the Workers are not included on any United States export exclusion lists and are not Prohibited Foreign Nationals. Supplier shall not use the Deliverables, any information provided by Sun under this Agreement, or any other items covered by this Agreement, or any products therefrom, for nuclear, missile, or chemical or biological weaponry end uses. Supplier will promptly notify Sun if it learns of any violations of export laws related in any way to this Agreement. Sun may request from the Supplier executed documents to support government requirements for export or import licensing with regard to the Deliverables. Supplier agrees to execute the same and to otherwise cooperate in any reasonable manner to facilitate Sun’s respective compliance with all applicable export and import requirements.

6.4 Gratuities. Supplier shall not offer to give to any employee, agent or representative of Sun any gratuity, compensation, gift, remuneration, perquisite or benefit (which is not specifically required or provided for under this Agreement) (“Gratuities”) for the purposes of securing any business from Sun or influencing such person with respect to the terms, conditions or performance of this Agreement. Supplier will use reasonable efforts to ensure that its Workers do not accept or give Gratuities which would influence their or Sun’s impartiality, create a conflict of interest or create the appearance of a bribe or impropriety, relative to purchases made pursuant to this Agreement.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7. Records; Audit Rights.

7.1 During the Term of this Agreement and for a period of three (3) years after the termination or expiration hereof, (a) Supplier shall keep proper documentation of all transactions related to this Agreement including keeping books of record and account in accordance with Sections 4, 5 and 6 and generally accepted accounting practices consistently applied; and (b) upon **** notice, Supplier shall permit Sun or an independent accounting firm or other representatives selected by Sun and agreed to by Supplier (agreement not to be unreasonably withheld), to examine and inspect, at Supplier’s facility and during normal business hours, the books and financial records of Supplier and to make copies therefrom for the purpose of determining Supplier’s compliance with the terms of this Agreement and the correctness of any bills or invoices for costs and expenses for which Supplier has sought reimbursement or payment under this Agreement. The foregoing will include Sun’s access to all records and documentation of transactions, processes and controls performed for Sun or as, of this Agreement. In addition, upon request by Sun, Supplier shall certify to Sun in writing Supplier’s compliance with its obligations under this Agreement.

7.2 Sun will pay for the costs of the audit, unless the results of the audit show that Supplier has overcharged Sun by more than **** (an “Overcharge”), in which case Supplier shall reimburse Sun for the full cost of the audit and at Sun’s election, Sun shall either be credited for such overpayment on any outstanding or future invoice **** Any underpayment will be paid to Supplier within **** of receipt of written notification thereof as part of the procedures set forth in Section 4.

7.3 Sun may exercise its audit right pursuant to this Section ****, provided however that if Sun discovers an Overcharge or a material default by Supplier of its obligations pursuant to this Agreement then Sun may **** The remedies provided in this Section in the event of Sun’s discovery of any breach by Supplier of this Agreement are in addition to all rights and remedies Sun may have with respect to such breach.

8. Non-Disclosure; Confidentiality.

8.1 Confidential and Proprietary Information.

8.1.1 Confidential Information of a party hereto (“Disclosing Party”) shall be held in confidence by the other party (“Recipient”) and shall not be disclosed to any Third Party or otherwise made public without the Disclosing Party’s prior written consent or as expressly provided in this Agreement. In the case of Supplier, (a) Sun Confidential Information may be disclosed only to Workers who have a need to know such information and who have executed and comply with the Worker Confidentiality and Assignment Agreement attached hereto as Attachment 3, and (b) no Sun Confidential Information may be disclosed to Supplier’s Subcontractors that are direct competitors of Sun. In the case of Sun, (a) Supplier Confidential information may be disclosed by Sun to its Affiliated Companies, and its and their employees, contractors, agents, representatives, outsourcing services providers, and other Third Parties performing services for or on behalf of Sun who need to know such information for purposes of Sun’s full and unrestricted use and exploitation of the Deliverables, subject to appropriate confidentiality obligations, and (b) no Supplier Confidential Information may be disclosed to Sun’s Subcontractors that are direct competitors of Supplier.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8.1.2 The Recipient shall: (a) not use the Confidential Information for any purpose other than in the performance and fulfillment of obligations or in the exercise of its rights under this Agreement; (b) take all reasonable and necessary steps to ensure that its employees, principals, officers, agents, contractors, representatives, Affiliated Companies, or any other persons or entities who have access to Confidential Information through Recipient, comply with the Recipient’s obligations pursuant to this Section 8.1; (c) disclose any Confidential Information In response to a valid court order or other legal process, only to the extent required by such order or process and only after the Recipient has given the Disclosing Party written notice (in any case no less than twenty (20) days) of such court order or other legal process promptly after receipt thereof and the opportunity for the Disclosing Party to seek a protective order or confidential treatment of such Confidential Information (with the reasonable assistance of Recipient, if the Disclosing Party so requests); and (d) return all of the Disclosing Party’s Confidential Information to the Disclosing Party or destroy the same, at the Disclosing Party’s request by no later than fifteen (15) calendar days after such request or when Recipient no longer needs Confidential Information for its authorized purposes. Notwithstanding any of the foregoing, Sun may copy, retain and use Supplier Confidential Information with prior written consent of Supplier on an ongoing basis as reasonably necessary for its use of any Deliverables, subject to the restrictions on disclosure to Third Parties set forth in this Section 8.1.

8.1.3 The foregoing obligation applies to all Confidential Information of the Disclosing Party, unless and until such time as: (i) such information is generally available to the public, through no fault of the Recipient and without breach of this Agreement; (ii) such information is already in the possession of the Recipient without restriction and prior to any disclosure by the Disclosing Party; (iii) such information is or has been lawfully disclosed to the Recipient by a Third Party without an obligation of confidentiality upon the Recipient; or (iv) the Recipient can prove that such information was developed independently by the Recipient without reference to the information disclosed by the Disclosing Party.

8.2 Data Privacy. Supplier acknowledges the importance of dealing appropriately with personal, individual and related information and data regarding Sun’s customers, contractors and/or employees. At all times during the Term of this Agreement Supplier will (a) maintain appropriate technical and organizational measures to protect any such data and information (including data that personally identifies individual) that it collects, accesses, processes or receives from Sun under the terms of this Agreement against unauthorized or unlawful transfer, processing or alteration and against accidental access, loss, damage, processing, use, transfer or destruction; (b) take, and hereby represents and warrants that it has taken, all steps to ensure the reliability and security of systems operated by or on behalf of Supplier that process such data and information in connection with this Agreement; (c) immediately notify Sun of any (i) breach or suspected breach of the security of any such systems that may have resulted in the compromise of such data and information, or (ii) other unauthorized access to or use of such data and information (or Supplier’s reasonable belief that such access or use may have occurred), and without limiting Sun’s rights with respect thereto, cooperate with Sun with respect to any such breach or unauthorized access or use; (d) act only on Sun’s instructions in relation to the

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

collection, accessing, processing, use, disclosure, transfer or destruction of any such data that Sun provides to Supplier, or that Supplier gathers on behalf of Sun; (f) comply with Sun’s privacy policy as required by Section 6.1 above; and (g) comply with all applicable privacy and data protection laws governing customer, contractor and/or employee data.

8.3 No Publicity. Supplier will not use Sun’s company name or other Sun Trademarks or refer to Sun or any of its employees, in any form of advertising, publicity or release without the prior written approval of Sun in its sole discretion. Unless and to the extent permitted by Section 8.1, Supplier will not disclose, publish or make known to others the subject matter of this Agreement, including without limitation any Purchase Order or Statement of Work, without the prior written approval of Sun in its sole discretion.

9. Sun Materials.

9.1 Ownership of Deliverables. Sun is the sole and exclusive owner of all Deliverables, including all Intellectual Property Rights therein, except that Supplier retains Intellectual Property Rights with respect to Supplier Preexisting Work subject to the licenses and rights granted to Sun in this Agreement. With respect to all Deliverables other than those which constitute Supplier Pre-existing Work, Sun will have the exclusive right to (a) obtain and to hold in its own name Intellectual Property Rights and Supplier agrees to attach notices or legends to such Deliverables as Sun may instruct; and (b) determine the time, place, method and degree of protection of Intellectual Property Rights. For clarification, if Supplier is performing any Services for Sun, Supplier agrees that any and all items that are made, created, authored, conceived, invented, disclosed or developed by Supplier and/or its Workers in performing such Services shall constitute Deliverables owned exclusively by Sun pursuant to this Section 9.1, subject to Supplier’s rights in any underlying Supplier Preexisting Work.

9.1.1 Supplier Assignment. With respect to all Deliverables other than those which constitute Supplier Preexisting Work, Supplier agrees (i) to disclose promptly in writing to Sun such Deliverables upon their creation or development (as may be further specified in the Purchase Order or Statement of Work); (ii) to assign, and Supplier hereby does assign, to Sun, and Sun accepts, all rights, title and interest in and to such Deliverables and all associated Intellectual Property Rights; (iii) to waive and to never assert any and all claims Supplier may have to such Deliverables, to the extent any of Supplier’s rights (including moral rights and other Intellectual Property Rights) cannot be assigned under Applicable Law by Supplier; (iv) to cooperate with Sun, or Sun’s designee or assignee, to obtain, evidence, perfect, and assign any and all Intellectual Property Rights in such Deliverables. This Section 9.1 .1 will survive termination of this Agreement.

9.1.2 Workers Assignment. Prior to the commencement of Services, Supplier agrees to procure the written agreement of each Worker to the terms of the then-current Worker Confidentiality and Assignment Agreement, a current copy of which is attached as Attachment 3, and will maintain copies of such statements available for audit under the provisions of Sections 6 and 7.

9.1.3 No Liens Further Assurances. Supplier shall keep all Deliverables free and clear of liens, claims, encumbrances and interests of Third Parties and shall not encumber, sell, assign, donate, transfer or mortgage by way of security or otherwise to any Third Party any Deliverables or any of Sun’s property (as may have been provided to Supplier by Sun) under any circumstances and shall at all times protect Sun’s exclusive ownership of

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

such Deliverables and Sun property. Supplier agrees that it shall reasonably cooperate with Sun and execute any agreements, instruments and other documents required to evidence or perfect Sun’s ownership interest in the Deliverables and Sun’s property. Supplier hereby designates Sun as its attorney-in-fact to take alt such steps as contemplated under this Agreement and to sign all such agreements, instruments, documents and notices to protect and perfect Sun’s ownership interest consistent with this Section 9. The foregoing power is coupled with an interest and is therefore irrevocable and shall survive any termination or expiration of this Agreement.

9.2 Bailment. Supplier agrees and acknowledges that it will hold possession of all Deliverables whose title has passed to Sun pursuant this Agreement, or which Supplier creates, develops, or has created or developed, for or on behalf of Sun, and all materials provided to Supplier by Sun from time to time (collectively, the “Sun Materials”) for the exclusive benefit of Sun as a bailee under applicable commercial laws. Supplier confirms that this bailment relationship shall remain in effect until Sun has undisputed possession of all Sun Materials, and Supplier shall promptly deliver all Sun Materials to Sun upon Sun’s request or any termination of this Agreement or applicable Exhibits. In the event the Sun Materials are located at a Third Party facility, Supplier shall obtain such Third Party’s written acknowledgment of such bailment relationship.

9.3 Supplier’s Liability for Loss or Damage. In the event Supplier loses or causes damage to any Sun Materials or loses Sun Materials while in Supplier’s care and custody, Supplier shall promptly remedy such loss or damage to the satisfaction of Sun, or Sun may so remedy and deduct the cost thereof from any amounts due or to become due to Supplier, or if such amounts are less than the amounts owed by Supplier, Sun may invoice Supplier for the difference, to be paid by Supplier within thirty (30) days of receipt.

9.4 Rights under Bankruptcy Code. Supplier acknowledges and agrees that: (i) the licenses and rights granted in this Agreement to Sun are licenses and rights to “intellectual property” within the definition of Section 101 (35A) of the U.S. Bankruptcy Code (the “Code”); (ii) Sun shall have such rights, pursuant to this Agreement, as a licensee as set forth in Section 365(n) of the Code; (iii) following an entry for an order for relief under the Code, Supplier (as debtor in possession) or the bankruptcy trustee will not interfere with the rights of Sun as provided in this Agreement; and (iv) if this Agreement is rejected whether by motion or by operation of law, then Sun may elect under Section 365(n) of the Code to retain its rights and licenses pursuant to this Agreement.

10. Insurance.

10.1 Coverage. Without limiting Supplier’s liability to Sun, Sun’s Affiliated Companies or Third Parties, Supplier, at its sole cost and expense, shall maintain the following insurance coverage during the Term. Additionally, Supplier shall require each Subcontractor to maintain the following insurance coverage during the time which Subcontractor is providing work required under the Agreement.

Type of Coverage Requirements

US**** combined single limit per occurrence; this insurance must include coverage for products, completed Commercial General Liability Insurance operations, blanket contractual and broad form property damage liabilities; Sun must be named as an

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

additional insured or loss payee. Limits as required by statutory limit in the state where work is Workers Compensation Insurance performed; if no such insurance is required, the Supplier or Subcontractor shall carry personal health insurance for Workers.

Employer’s Liability Coverage US**** per accident/disease

Automobile Liability Insurance US**** per occurrence

US**** per occurrence; if this coverage is provided on ****

10.2 Certificates of Insurance. Prior to the commencement of any work, or performance pursuant to this Agreement and at least ten (10) days prior to the expiration of each insurance policy, Supplier must furnish Sun with a certificate of insurance evidencing the required insurance coverages and referencing this Agreement **** thirty (30) days advance written notice before any termination, cancellation, or other material change to the policies shown on the certificate takes effect, regardless of whether such action was initiated by the Supplier, other insured or the insurance carrier.

10.3 Primacy of Supplier’s Coverage. The insurance coverages and limits required to be maintained by Supplier under this Agreement shall be primary to any insurance coverages maintained by Sun, which shall be excess and non-contributory.

10.4 Insurance Requirements Are Not Limits. The foregoing requirements and any approval or waiver of said insurance by Sun, are not intended to and shall not in any manner limit or qualify Supplier’s liabilities, whether imposed by Applicable Law or assumed pursuant to the Agreement, including but not limited to the provisions concerning indemnification.

11. Warranties and Representations

11.1 General Warranties. Supplier represents and warrants that: (a) it has the right, power and authority to enter in to this Agreement and that it and its Workers have the same to fully perform all of its obligations hereunder; (b) entering into, and fully performing all of its obligations under, this Agreement does not and will not violate any agreement or obligation existing between Supplier and any Third Party; (c) Supplier has obtained all necessary releases, consents, rights, licenses, representations, warranties and assignments prior to commencement of the Services and provision of the Deliverables for Sun; and (d) the Deliverables will be provided free and clear of any and all Third Party liens, assignments, liens, mortgages, security interests or encumbrances of any kind.

11.2 Performance Warranties. Supplier represents and warrants that: (a) any and all Services will be performed in a timely, competent and professional manner by duly qualified and experienced Workers possessing all relevant certifications, licenses and permits; (b) the Deliverables will conform to standards generally accepted in the industry and in any event will be free from defects in materials and workmanship; (c) the Deliverables will conform to any and all Specifications; (d) the Specifications contain a complete and accurate description of the Deliverables (except for Documentation in which case, the Documentation itself is complete and accurate); and (e) where design is the responsibility of Supplier, the applicable Deliverable will be free from defects in design. In addition, Supplier represents and warrants that the Deliverables do not contain any computer instructions, circuitry or other technology means whose purpose or effect is to disrupt, damage or interfere with any use of, or allow access to, Sun’s computer and communications facilities or equipment, including without limitation any code containing viruses, Trojan horses, worms, backdoors, trap doors, time-out devices or similar destructive or harmful code or code that self-replicates.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3 Intellectual Property Warranties. Supplier represents and warrants that: (a) Supplier and its Workers are, and will be, the exclusive creators and developers of all Deliverables or Supplier has sufficient rights and licenses from Third Parties to provide the Deliverables and, as applicable, assign rights to Sun pursuant to this Agreement; (b) the Deliverables do not infringe or misappropriate any Intellectual Property Rights or Trademark of any Third Party; (c) the Deliverables do not defame or violate the privacy rights of any Third Party; and (d) Supplier has the exclusive right title and interest to make, disclose, use, and exploit Supplier Pre-Existing Work and Deliverables by Supplier and its Workers consistent with the terms and conditions of this Agreement.

11.4 Third Party Warranties. To the extent any warranties of Supplier’s licensors, vendors, OEMs and suppliers may be passed on to Sun from Supplier with respect to applicable Deliverables, Supplier has done so.

11.5 Remedies. In the event of a breach by Supplier of any representation or warranty made in Section 11.2 of this Agreement, then, in addition to and without limitation of any other right or remedy available to Sun, ****

12. Indemnification.

12.1 Supplier Indemnification.

12.1.1 Supplier General Indemnification. Supplier will defend Sun and Sun will defend Supplier and its Affiliated Companies, and their respective customers, officers, directors, employees, agents, contractors, service providers, assigns and successors (collectively, “Indemnitees”) from and against any and all claims, demands, actions, proceedings or suits (collectively, “Claims”) brought against Indemnitee(s) and will indemnify and hold harmless Indemnitees from and against all losses, damages, expenses, costs (including, but not limited to, fees for attorneys and other professionals and costs of litigation) and liabilities (collectively, “Liabilities”) arising out of or relating to any such Claims, in connection with any of the following:

(a) personal injury (including death) or tangible property damage caused by any negligent or intentional acts or omissions of Supplier or Sun;

(b) Supplier’s performance pursuant to this Agreement including but not limited to Supplier’s breach of its representations, warranties, obligations or covenants (except as provided in Section 12.1.2); or (c) any Deliverable provided to Sun by Supplier or use thereof by Sun as contemplated herein, including but not limited to any allegation that the Deliverable infringes or misappropriates any Intellectual Property Right or Trademark of any Third Party.

12.1.2 Indemnification for Compliance and Confidentiality. Notwithstanding Section 12.1.1(b), with respect to any breach by Supplier of its representations, warranties, obligations or covenants in Section 6 (Compliance), Section 8 (Non-Disclosure and Confidentiality) or other compliance with laws or confidentiality obligations of Supplier under applicable Exhibits (“Compliance or Confidentiality Breach”), Supplier will indemnify and hold harmless Sun Indemnitees from and against all Liabilities arising out of or relating to such Compliance or Confidentiality Breach. A Compliance or Confidentiality Breach includes but is not limited to (i) Supplier’s failure to comply with its obligation to pay any governmental entity and employer statutory taxes, withholding

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

taxes, social security taxes, unemployment or disability insurance or similar charges or impost (including any interest or penalties thereon), and (ii) Supplier’s transmission or receipt of any e-mails sent by Supplier’s system on behalf of Sun that violates any law, including without limitation, the U.S. CAN SPAM Act and any law regulating or prohibiting any type of commercial e-mail, provided that Supplier knew or should have known not to send such e-mails. Further, at Sun’s and Supplier’s option, Supplier will defend Sun and Sun will defend Supplier against any Claims brought by Third Parties against indemnitee(s) arising out of or relating to any Compliance or Confidentiality Breach.

12.2 Exclusions. Notwithstanding the foregoing, Sun and Supplier will have no defense or indemnification obligations under this Section 12 to the extent that Claims result from any of the following:

(a) Indemnitees’ **** or intentional misconduct; or

(b) with respect to any Claim of intellectual Property Rights infringement or misappropriation:

(i) Supplier’s required compliance with designs or specifications provided and approved in writing by an authorized Sun representative if Supplier did not know or could not have reasonably known such compliance would result in the Claim; (ii) Sun’s use of any release of a Deliverable other than the most current release (or prior releases that Sun is permitted to use under the applicable Ancillary Document) that was provided to Sun with the same or equivalent functionality and performance as the allegedly infringing release to the extent that such Claim would have been avoided by using such current release of the Deliverable, provided that Sun shall have a reasonable period of time in which to implement, test and begin using such release, or Sun, with knowledge of the Claim, may choose to retain the prior release; (iii) Sun’s use of Deliverables in combination with other products not supplied by or designated by Supplier, to the extent that such Claim would not have occurred but for such combination; or (iv) Sun’s modifications of the Deliverables made without Suppliers express authorization but only to the extent that such Claim would have been avoided but for such modifications.

12.3 Procedures. Sun and Supplier will: (a) promptly notify in writing of the receipt of any Claim that is covered by this Section 12; (b) give all reasonably requested information which both parties have concerning such Claim; (c) give the defending party authority to control the defense and settlement of any such Claim, as set forth below; and (d) if applicable, reasonably cooperate with,, at both parties request and expense, in the defense and settlement of the Claim. Sun’s and Supplier’s failure to provide written notice of, or information concerning, or authority to control, or cooperation with respect to, any such Claim shall not relieve each party from any liability under this Section 12. Each party will: (i) if applicable, defend or settle, at its own expense, any such Claim; (ii) keep each party advised of the status of any of its defense and/or negotiation efforts; and (iii) afford each party a reasonable opportunity to review and comment on significant actions planned to be taken by Sun and Supplier with respect to such Claim. Sun and Supplier shall not enter into any settlement that materially or adversely affects the Sun’s rights or interests, without Sun’s prior written approval.

12.4 Additional Remedies for Infringement. In addition to and without limitation of any other right or remedy available to Sun, if any of the Deliverables, or the use or operation

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

thereof, become, or are likely to become, the subject of a Claim of Intellectual Property Rights infringement or misappropriation, then Supplier shall, at Sun’s sole option and at Supplier’s expense, either immediately (a) procure the right for Sun to continue using the Deliverables on substantially the same terms as provided in this Agreement; or (b) replace or modify the Deliverables so that they become non-infringing (provided, however, that any replaced or modified Deliverables supplied by Supplier contain the same or equivalent functionality and performance as the infringing Deliverables). ****

13. Limitation of Liability.

13.1 Exclusions to Limitations of Liabilities. ****

13.2 ****

13.3 No Special Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, LOSS OF BUSINESS, REVENUE, PROFITS, GOODWILL, USE, DATA, ELECTRONICALLY TRANSMITTED ORDERS, OR OTHER ECONOMIC ADVANTAGE), HOWEVER THEY ARISE, WHETHER IN BREACH OF CONTRACT, BREACH OF WARRANTY OR IN TORT, INCLUDING NEGLIGENCE, AND EVEN IF THAT PARTY HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE.

13.4 Absolute Limitations. Liability for damages will be limited and excluded even if any exclusive remedy provided for in the Agreement fails of its essential purpose.

14. Term and Termination.

14.1 Term, Unless terminated earlier pursuant to Section 14.2, the Term of this Agreement will commence on the Effective Date and will continue in effect until the later of (a) the termination or expiration of all applicable Exhibits and other Ancillary Documents or (b) the first anniversary of the Effective Date.

14.2 Termination.

14.2.1 By Either Party. Either party may terminate this Agreement in its entirety, or any or all Exhibits:

(a) immediately by written notice upon material breach of this Agreement, including any Ancillary Document by the other party, if in the reasonable determination of the non-breaching party, such breach cannot be remedied within thirty (30) days; (b) immediately by written notice if the other party fails to cure any other material breach of this Agreement, including any Ancillary Document within thirty (30) days after receiving written notice of such breach; or (c) at any time if the other party becomes insolvent, makes a general assignment for the benefit of creditors, or suffers or permits the appointment of a receiver for its business or assets or otherwise ceases to conduct business in the normal course.

14.2.2 ****

14.3 Effect of Termination.

14.3.1 Continuation of Exhibits. The party possessing the right to terminate this Agreement pursuant to Sections 14.2.1 or 14.2.2 (“Terminating Party”) may elect to terminate this Agreement as a whole, or any or all Exhibits. If the Terminating Party terminates some but not all Exhibits, then the terms of this Master Purchase Agreement

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

and the applicable portions of Purchase Orders, Statements of Work and other Ancillary Documents associated with the continuing Exhibits shall remain fully effective solely for the purposes of fulfilling performance, and exercising rights, under such Exhibits, for the remaining term of such Exhibits. In addition, all Ancillary Documents associated with terminated Exhibit shall terminate. Notwithstanding the foregoing, the extent more than one (1) Exhibit covers related Deliverables (for example, a Hardware Exhibit, and a Labor Services Exhibit for Services related to such Hardware), such Exhibits or other Ancillary Documents associated with such Exhibits may be coterminous, as provided in such Exhibits or Ancillary Documents.

14.3.2 Obligations upon Termination. Upon expiration or termination of this Agreement or any applicable Exhibit, and unless otherwise provided in the applicable Exhibit

(a) Supplier will return within fifteen (15) days of such expiration or termination (or at Sun’s option destroy) all Confidential Information and other property and materials of Sun that were provided by Sun or are otherwise in Supplier’s (or its employees’ contractors’ or agents’) possession or under Supplier’s control, in good condition (reasonable wear and tear excepted), except to the extent necessary for the Supplier’s use in continuing performance under this Agreement, including any Exhibit or other Ancillary Document, if applicable and upon completion or other termination of such performance Supplier will return or destroy such information, property and materials as described above;

(b) Sun may retain and use Supplier Confidential Information only with prior written consent as described in Section 8.1.2;

(c) Supplier will deliver to Sun all Deliverables, whether finished or unfinished, accepted or paid for by Sun prior to termination, in a form and/or format useable by Sun at no additional cost to Sun;

(d) if applicable, and as requested by Sun, Supplier will provide reasonable assistance and cooperation in phasing out the provision of Services and/or in transitioning such Services to another supplier or to Sun or its Affiliated Companies; and

(e) subject to Supplier’s compliance with Section 14.3.2 subclauses (a) and (c), and to Sun’s rights to withhold amounts in setoff of claims, Supplier will be entitled to receive payment for Deliverables provided to and accepted by Sun in accordance with this Agreement.

14.3.3 No Damages as a Result of Rightful Termination. The parties acknowledge and agree that neither party will be entitled to damages, indemnification or other remedy solely by virtue of the other party’s termination of this Agreement in accordance with the terms of this Section 14. This provision does not affect any other remedies that may be available to either party for breach of the Agreement. Sun will not be responsible for any costs incurred by the Supplier after the termination of this Agreement, other than pursuant to open Purchase Orders (and corresponding Exhibits and other Ancillary Documents) which are not terminated as described in this Section 14.

14.3.4 Severability. Rights and obligations under this Agreement which by their nature should survive (such as obligations of confidentiality and data protection, warranties, and indemnifications) will remain in effect after termination or expiration of the Agreement. No termination of this Agreement shall relieve either party from liability arising from any breach of this Agreement on or prior to the date of termination.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

15. Law; Resolution of Disputes.

15.1 Choice of Law and Forum. All disputes arising out of or related to this Agreement will be governed by California law and controlling U.S. federal law. No choice of law rules of any jurisdiction will apply. All actions to enforce the terms of this Agreement shall be brought in a court of appropriate subject matter jurisdiction located in Santa Clara County, California; and the parties expressly consent to personal jurisdiction and proper venue by and in such court and agree not to deny or defeat such court’s jurisdiction or venue (including, without limitation, by a motion forum non conveniens). The United Nations Convention on Contracts for the International Sale of Goods will not apply.

15.2 Dispute Resolution. The parties will use reasonable efforts to resolve any dispute arising out of the Agreement through a meeting of appropriate managers from each party. If the parties are unable to resolve the dispute, either party may escalate the dispute to its executives. If an executive level meeting fails to resolve the dispute within thirty (30) days after escalation, either party may seek any available relief. This provision will not affect either party’s right to seek injunctive or other equitable relief at any time. Pending resolution of any dispute, Supplier agrees to continue to develop, perform, and/or deliver Deliverables, as applicable, under the terms of this Agreement as directed b Sun. Neither party’s rights under Section 14 (Termination) shall be limited by this Section 15.2. -

15.3 Equitable Relief. Without limiting the parties’ other rights or remedies under this Agreement, the parties acknowledge that any breach or threatened breach of Section 6 (Compliance), 8 (Non-Disclosure; Confidentiality) or 9 (Sun Materials) will constitute an irreparable injury and that monetary damages will be inadequate. Therefore, in addition to any other available rights or remedies, each will have the right to seek equitable relief and enjoin the other against any further or threatened breach of such Sections. Each party hereby waives any requirement for the posting of a bond or any other security if the other seeks any injunction hereunder.

16. General.

16.1 Notices. Any notice required under this Agreement must be in writing and sent to each party’s representatives at the respective addresses identified below. Notices will be delivered in person or by means evidenced by a delivery receipt or acknowledgment (certified or registered mail (postage prepaid and return receipt requested), or via overnight courier). Notices will be effective upon receipt.

****

16.2 Alternative Source; Non-exclusivity. This Agreement is non-exclusive, and Sun shall have the right to establish alternative and additional sources of supply for the Deliverables at any time, including from Supplier’s competitors.

16.3 Assignment. Other than delegation of certain duties to Subcontractors as permitted in this Agreement, the rights, duties and obligations of Supplier under this Agreement may not be assigned or delegated, in whole or in part, by operation of law, or otherwise, including by merger or acquisition, without the prior express written consent of Sun, and any attempted assignment of any rights, or delegation of duties or obligations hereunder without such consent shall be null and void. Sun may freely assign and transfer this Agreement, and its rights, duties and obligations, or any part thereof, to any of its Affiliated Companies or to any Third Party, whether by operation of law or otherwise.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

This Agreement shall be binding on the parties and their respective permitted successors and assigns.

16.4 Invalidity. If any provision of the Agreement is held invalid by any Applicable Law or by any court or arbitrator, such provision will be enforced to the maximum extent permissible to affect the intent of the parties, and such invalidity will not affect the enforceability of any other provisions.

16.5 Relationship of Parties. This Agreement is not intended to create a partnership, franchise, joint venture, agency, or fiduciary or employment relationship. Neither party may bind the other party or act in a manner which expresses or implies a relationship other than that of independent contractor.

16.6 Waiver. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement. To be enforceable, a waiver must be in writing and signed by an authorized representative of the waiving party.

16.7 Trademarks. Sun does not grant to Supplier, either expressly or by implication, any license or permission under this Agreement to use any of the Sun Trademarks. Supplier agrees to comply with all of Sun’s Trademark policies including the TMSun Trademark & Logo Usage Requirements located as of the Effective Date on the Internet at [http://www.sun:tom/policies/trademarks]. Supplier agrees not to (i) challenge Sun’s ownership or use of the Sun Trademarks; ii) attempt to register the Sun Trademarks or any mark or logo substantially similar thereto; (iii) remove, alter or add to the Sun Trademarks; (iv) co-brand or co-logo its products with the Sun Trademarks; or (v) incorporate the Sun Trademarks into Supplier’s own Trademarks, product names, service ii a, company names, domain names or other similar designations. Any use of the Sun Trademarks or the Trademarks of Sun’s Affiliated Companies by Supplier inures to Sun’s benefit. In its sole discretion, Sun may from time to time, change and modify its Trademark and Logo Usage Requirements and other Trademark policies and as such Supplier agrees to regularly review the Sun Trademark & Logo Usage Requirements and to adhere to the same.

16.8 Interpretation. The parties have had an opportunity to consult their respective attorneys with respect to this Agreement. Accordingly, the language of this Agreement shall not be construed for or against either party. This Agreement shall not be modified, supplemented, qualified, or interpreted by any trade usage or prior course of dealings between the parties not expressly made a part of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects. Any versions of this Agreement in any other language shall be for accommodation only and shall not be binding upon either party. All communications and documentation to be furnished under this Agreement shall be in the English language. The section headings contained in this Agreement are for convenience of reference only and shall not be considered as substantive parts of this Agreement. The use of the singular or plural form shall include the other form.

16.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument If this Agreement is executed in counterparts, no signatory shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.